Exhibit 99.1

These financial statements are being filed to reflect the classification of the operations of palmOne’s operating platform and licensing business as discontinued operations, as required under accounting principles generally accepted in the United States, as a result of the distribution of shares of PalmSource, Inc. which was approved by the stockholders on October 28, 2003. While these reclassifications result in changes to certain previously reported amounts, the total and per share amounts of net loss have not changed from the amounts previously reported in the Company’s annual report on Form 10-K/A filed on September 26, 2003.

Index to Consolidated Financial Statements and Financial Statement Schedule

All other schedules are omitted, because they are not required, are not applicable, or the information is included in the consolidated financial statements and notes thereto.

The page numbers in this Index and on the pages of this Exhibit 99.1 reflect the page numbering from the Schedule TO, dated and filed with the Securities and Exchange Commission as of March 1, 2004, in which the same Index and financial statements and financial statement schedule appeared on pages B-23 to B-55.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of palmOne, Inc.:

We have audited the consolidated balance sheets of palmOne, Inc. and its subsidiaries (“the Company”) as of May 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended May 31, 2003. Our audits also included the financial statement schedule listed in the Index to the Consolidated Financial Statements and Financial Statement Schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of palmOne, Inc. and its subsidiaries at May 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 19, the consolidated financial statements give retroactive effect to the distribution of PalmSource, Inc. as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long Lived Assets.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 20, 2003, except for Notes 1 and 19, which are as of February 25, 2004

palmOne, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years Ended May 31,
	2003	2002	2001
Revenues	$837,637	$1,004,388	$1,533,171
Costs and operating expenses:
Cost of revenues (**)	624,980	789,685	1,115,765
Cost of revenues - charge (benefit) for special excess inventory and related costs	—	(101,844)	268,930
Sales and marketing	160,001	216,905	310,324
Research and development	70,175	91,057	102,721
General and administrative	37,307	43,373	75,765
Amortization of intangible assets and deferred stock-based compensation (*)	3,266	12,940	42,455
Restructuring charges	37,300	44,561	58,662
Purchased in-process technolgy	—	—	853
Impairment charges	102,540	—	106,669
Separation costs	—	275	4,007

Total costs and operating expenses	1,035,569	1,096,952	2,086,151
Operating loss	(197,932)	(92,564)	(552,980)
Interest and other income (expense), net	3,005	1,615	41,870

Loss before income taxes	(194,927)	(90,949)	(511,110)
Income tax provision (benefit)	222,928	(25,798)	(167,715)

Loss from continuing operations	(417,855)	(65,151)	(343,395)
Loss from discontinued operations (net of taxes of $2,070, $61 and $0, respectively)	(24,727)	(17,017)	(13,081)

Net loss	$(442,582)	$(82,168)	$(356,476)

Net loss per share:
Basic and diluted:
Continuing operations	$(14.38)	$(2.28)	$(12.13)
Discontinued operations	(0.85)	(0.59)	(0.46)

	$(15.23)	$(2.87)	$(12.59)

Shares used in computing per share amounts:
Basic and diluted	29,069	28,640	28,307

(*) Amortization of intangible assets and deferred stock-based compensation:
Cost of revenues	$899	$3,693	$4,439
Sales and marketing	704	1,231	2,125
Research and development	1,245	7,205	34,571
General and administrative	418	811	1,320

Total amortization of intangible assets and deferred stock-based compensation	$3,266	$12,940	$42,455

(**)	Cost of revenues excludes the applicable portion of amortization of intangible assets and deferred stock-based compensation.

See notes to consolidated financial statements.

palmOne, Inc.

Consolidated Balance Sheets

(In thousands, except par value amounts)

	May 31, 2003	May 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$204,967	$247,859
Short-term investments	—	17,970
Accounts receivable, net of allowance for doubtful accounts of $4,635 and $8,485, respectively	96,784	62,393
Inventories	22,748	55,004
Deferred income taxes	—	48,985
Prepaids and other	9,039	14,803
Current assets of discontinued operations	37,485	31,165

Total current assets	371,023	478,179
Restricted investments	948	775
Land not in use	60,000	160,000
Property and equipment, net	31,204	49,170
Goodwill	13,815	13,815
Intangible assets, net	—	3,668
Deferred income taxes	34,800	205,440
Other assets	1,720	7,515
Non-current assets of discontinued operations	63,116	70,534

Total assets	$576,626	$989,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,371	$95,823
Accrued restructuring	34,886	33,742
Other accrued liabilities	100,519	94,272
Current liabilties of discontinued operations	12,570	9,161

Total current liabilities	237,346	232,998
Non-current liabilities:
Long-term convertible debt	35,000	35,000
Other non-current liabilities	165	1,278
Non-current liabilties of discontinued operations	48,329	28,972
Stockholders’ equity:
Preferred stock, $.001 par value, 125,000 shares authorized; outstanding: none	—	—
Common stock, $.001 par value, 2,000,000 shares authorized; outstanding: 29,230 shares and 28,960 shares, respectively	29	29
Additional paid-in capital	1,123,819	1,122,674
Unamortized deferred stock-based compensation	(508)	(5,743)
Accumulated deficit	(868,789)	(426,207)
Accumulated other comprehensive income	1,235	95

Total stockholders’ equity	255,786	690,848

Total liabilities and stockholders’ equity	$576,626	$989,096

See notes to consolidated financial statements.

palmOne, Inc.

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Common Stock	Additional Paid-in Capital	Unamortized Deferred Stock-based Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balances, June 1, 2000	$28	$1,032,986	$(16,053)	$12,437	$(210)	$1,029,188
Components of comprehensive loss:
Net loss	—	—	—	(356,476)	—	(356,476)
Net unrealized gain on available-for-sale investments	—	—	—	—	411	411
Accumulated translation adjustments	—	—	—	—	23	23

Total comprehensive loss	—	—	—	—	—	(356,042)

Common stock issued under stock plans	—	30,343	(2,848)	—	—	27,495
Options assumed in conjunction with acquisitions	—	10,501	(2,759)	—	—	7,742
Warrants issued in conjunction with purchase agreement	—	3,842	—	—	—	3,842
Stock-based compensation expense	—	—	6,731	—	—	6,731
Tax benefit from employee stock options	—	15,196	—	—	—	15,196

Balances, May 31, 2001	28	1,092,868	(14,929)	(344,039)	224	734,152
Components of comprehensive loss:
Net loss	—	—	—	(82,168)	—	(82,168)
Net unrealized loss on available-for-sale investments	—	—	—	—	(573)	(573)
Recognized losses included in earnings	—	—	—	—	119	119
Accumulated translation adjustments	—	—	—	—	325	325

Total comprehensive loss	—	—	—	—	—	(82,297)

Common stock issued:
Under stock plans, net	—	3,495	(1,166)	—	—	2,329
Private placements	—	959	—	—	—	959
Common stock issued and options assumed in conjunction with acquisitions	1	29,861	—	—	—	29,862
Stock-based compensation expense	—	12	5,831	—	—	5,843
Cancelled restricted stock grants related to terminated employees	—	(4,521)	4,521	—	—	—

Balances, May 31, 2002	29	1,122,674	(5,743)	(426,207)	95	690,848
Components of comprehensive loss:
Net loss	—	—	—	(442,582)	—	(442,582)
Net unrealized loss on available-for-sale investments	—	—	—	—	(1,707)	(1,707)
Recognized losses included in earnings	—	—	—	—	1,747	1,747
Accumulated translation adjustments	—	—	—	—	1,100	1,100

Total comprehensive loss	—	—	—	—	—	(441,442)

Common stock issued under stock plans, net	—	3,104	(627)	—	—	2,477
Stock-based compensation expense	—	—	3,903	—	—	3,903
Cancelled restricted stock grants related to terminated employees	—	(1,959)	1,959	—	—	—

Balances, May 31, 2003	$29	$1,123,819	$(508)	$(868,789)	$1,235	$255,786

See notes to consolidated financial statements.

palmOne, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended May 31,
	2003	2002	2001
Cash flows from operating activities:
Loss from continuing operations	$(417,855)	$(65,151)	$(343,395)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation	24,172	26,644	12,724
Amortization	4,547	11,354	40,462
Deferred income taxes	219,625	(7,581)	(213,467)
Impairment charges	102,540	—	106,669
Recognized loss on equity investments	3,747	5,110	—
Purchased in-process technology	—	—	853
Changes in assets and liabilities, net of effect of business combination:
Accounts receivable	(34,391)	52,341	7,316
Inventories	32,256	52,496	(83,756)
Prepaids and other	7,654	(7,582)	(5,209)
Accounts payable	(6,452)	(137,257)	107,398
Tax benefit from employee stock options	—	—	15,196
Accrued restructuring	3,094	5,801	30,907
Other accrued liabilities	6,234	(175,237)	157,924

Net cash used in operating activities	(54,829)	(239,062)	(166,378)

Cash flows from investing activities:
Purchase of land not for use	—	—	(219,015)
Purchase of property and equipment	(8,156)	(15,433)	(64,131)
Purchase of equity investments	(1,000)	—	(12,880)
Acquisition of business, net of cash acquired	—	43	(111,382)
Cash distributions from / (advances) to PalmSource	819	(31,118)	—
Sale of restricted investments	—	—	241,360
Purchase of restricted investments	(173)	(275)	(241,860)
Purchase of short-term investments	(9,841)	(17,970)	—
Sales/maturities of short-term investments	27,811	—	—

Net cash provided by (used in) investing activities	9,460	(64,753)	(407,908)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,477	3,288	27,495
Repayment of debt from businesses acquired	—	—	(1,295)
Issuance of convertible debt	—	35,000	—

Net cash provided by financing activities	2,477	38,288	26,200

Change in cash and cash equivalents	(42,892)	(265,527)	(548,086)
Cash and cash equivalents, beginning of period	247,859	513,386	1,061,472

Cash and cash equivalents, end of period	$204,967	$247,859	$513,386

Other cash flow information:
Cash refund (paid) for income taxes	$(2,808)	$16,137	$(16,094)

Cash paid for interest	$(2,696)	$(147)	$(40)

Non-cash investing and financing activities:
Fair value of stock options assumed in business combination	$—	$255	$10,501

Common stock issued for acquisition of businesses	$—	$29,607	$—

Purchase of property and equipment through capital lease	$—	$2,436	$—

See notes to consolidated financial statements.

palmOne, Inc.

Notes to Consolidated Financial Statements

Note	1. Background and Basis of Presentation

palmOne, Inc. (“palmOne” or “the Company”) develops, markets and sells a family of handheld computing and communications solutions and offers a wireless access service.

palmOne was founded in 1992 as Palm Computing, Inc. It was acquired by U.S. Robotics Corporation in 1995 and sold its first handheld product in 1996, quickly establishing a leadership role in the handheld device industry. In 1997, 3Com Corporation (“3Com”) acquired U.S. Robotics. In 1999, 3Com announced the intent to separate the Palm business into an independent company. In preparation for becoming an independent, publicly traded company, Palm Computing, Inc. changed its name to Palm, Inc. and was reincorporated in Delaware in December 1999. Palm’s legal separation from 3Com occurred on February 26, 2000 (“Separation Date”), at which time Palm began to operate independently from 3Com. In March 2000, approximately 6% of the shares of Palm common stock were sold in an initial public offering and concurrent private placements, and in July 2000, 3Com distributed the remaining shares of Palm common stock it owned, approximately 94% of Palm’s common stock outstanding, to 3Com’s stockholders. In December 2001, Palm formed PalmSource, Inc., a stand-alone subsidiary for its operating system business, and subsequently announced its intent to establish PalmSource, Inc. (PalmSource) as an independent, publicly traded company.

On October 28, 2003, the Company’s stockholders formally approved a plan to spin-off the Company’s Palm operating system (“OS”) platform and licensing business through the distribution of all of the shares it owned of its majority-owned subsidiary, PalmSource, and acquire Handspring, Inc. (“Handspring”). Immediately following the transaction, Palm, Inc. changed its name to palmOne, Inc. and we refer to the Company as palmOne throughout the financial statements. The Company completed the spin-off by issuing approximately 0.3098 of a share of PalmSource common stock for each share of Palm common stock outstanding as of October 28, 2003. The distribution of the shares of PalmSource common stock was intended to be tax-free to palmOne and to the Company’s stockholders. As a result of the distribution, the Company’s historical consolidated financial statements have been retroactively adjusted to account for PalmSource as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. While these reclassifications result in changes to certain previously reported amounts, the total and per share amounts of income have not changed from the amounts reported previously. Unless otherwise indicated, the Notes to Consolidated Financial Statements relate to the discussion of the Company’s continuing operations (See Note 19 to consolidated financial statements). Immediately following the PalmSource distribution, palmOne acquired Handspring through a merger transaction between Handspring and a wholly-owned subsidiary of palmOne. In the Handspring acquisition, the stockholders of Handspring received 0.09 of a share of palmOne common stock for each share of Handspring common stock held (an aggregate of approximately 13.6 million shares of palmOne common stock). (See Note 19 to consolidated financial statements).

On October 15, 2002, palmOne effected a one-for-twenty reverse stock split. All share and per share information herein reflect this reverse stock split.

Note	2. Significant Accounting Policies

Fiscal Year

palmOne’s 52-53 week fiscal year ends on the Friday nearest to May 31. Fiscal years 2003, 2002 and 2001 each contained 52 weeks. For presentation purposes, the periods have been presented as ending on May 31.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in palmOne’s consolidated financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of revenues and expenses reported for each of its fiscal periods are affected by estimates and assumptions which are used for, but not limited to, the accounting for rebates, price protection, product returns, allowance for doubtful accounts, warranty and technical service costs, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of palmOne and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on previously reported net loss.

Cash Equivalents and Short-Term Investments

Cash equivalents are highly liquid debt investments acquired with remaining maturities of three months or less. Short-term investments are debt investments acquired with maturities between three and twelve months. While palmOne’s intent is to hold debt securities to maturity, consistent with SFAS No. 115, Accounting for Certain Investments In Debt and Equity Securities, palmOne has classified all debt securities as available-for-sale. Such securities are recorded at market value using the specific identification method with unrealized gains and losses included as a component of other comprehensive income. The cost of securities sold is based on the specific identification method. Premiums and discounts are amortized over the period from acquisition to maturity and are included in interest and other income (expense), along with interest and dividends.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on palmOne’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable.

Concentration of Credit Risk

Financial instruments which potentially subject palmOne to credit risk consist of cash, cash equivalents and short-term investments which are invested in highly liquid instruments in accordance with palmOne’s investment policy. palmOne sells the majority of its products through distributors, retailers and resellers. While a significant portion of palmOne’s accounts receivable is concentrated with a few customers as shown below, generally credit risk is diversified due to the number of entities comprising palmOne’s customer base and their dispersion across different geographic locations throughout the world. palmOne generally sells on open account and performs periodic credit evaluations of its customers’ financial condition.

The following individual customers accounted for 10% or more of total revenue from continuing operations for the years ended May 31, 2003, 2002 and 2001:

	Years Ended May 31,
	2003	2002	2001
Ingram Micro	19%	17%	20%
Tech Data	9%	10%	9%

The following individual customers accounted for 10% or more of total accounts receivable:

	May 31,
	2003	2002	2001
Ingram Micro	22%	26%	25%
Tech Data	12%	14%	8%
Best Buy	8%	10%	10%

Inventories

Inventory purchases and purchase commitments are based upon forecasts of future demand. palmOne values its inventory at the lower of standard cost (which approximates first-in, first-out cost) or market. If palmOne believes that demand no longer allows it to sell its inventory above cost, or at all, then palmOne writes down that inventory to market or writes off excess inventory levels.

Restricted Investments

Restricted investments consist of U.S. government obligations and certificates of deposit with maturities of three months or less. These investments are carried at cost, which approximates fair value, and are restricted as to withdrawal. Restricted investments are held in brokerage accounts in palmOne’s name.

Land, Property and Equipment

Property and equipment are stated at cost. Costs related to internal use software are capitalized in accordance with AICPA Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation and amortization are computed over the shorter of the estimated useful lives, lease or license terms on a straight-line basis (generally three to five years). Land not in use is held at cost and reduced by impairment charges recorded as the result of declines in market value. (See Note 6 to consolidated financial statements.)

Goodwill and Intangible Assets

palmOne evaluates the recoverability of goodwill annually, or more frequently if impairment indicators arise, as required under SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is reviewed for impairment by applying a fair-value-based test at the reporting unit level within the Company’s single reporting segment. A goodwill impairment loss is recorded for any goodwill that is determined to be impaired. Under SFAS No. 144, Accounting for the Disposal of Long-Lived Assets, intangible assets are evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized for an intangible asset to the extent that the asset’s carrying value exceeds its fair value, which is determined based upon the estimated future cash flows expected to result from the use of the asset, including disposition. Cash flow estimates used in evaluating for impairment represent management’s best estimates using appropriate assumptions and projections at the time.

Software Development Costs

Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized. palmOne believes its current process for developing software is essentially completed concurrent with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Equity Investments

Investments in equity securities with readily available fair values are considered available-for-sale and recorded at cost with subsequent unrealized gains or losses included as a component of other comprehensive income. Investments in equity securities whose fair values are not readily available and for which palmOne does not have the ability to exercise significant influence over the investee’s operating and financial policies are recorded at cost. palmOne evaluates its investments in equity securities on a regular basis and records an impairment charge to other interest income (expense) when the decline in the fair value below the cost basis is judged to be other-than-temporary.

Revenue Recognition

Revenue is recognized when earned in accordance with applicable guidance and accounting standards, including Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, and AICPA SOP No. 97-2, Software Revenue Recognition, as amended. palmOne recognizes revenues from sales of handheld computing and communication devices under the terms of the customer agreement upon transfer of title to the customer, net of estimated returns, provided that collection is determined to be probable and no significant obligations remain. Sales to resellers are subject to agreements allowing for limited rights of return, rebates and price protection. Accordingly, revenue is reduced based on palmOne’s estimates of liability related to these rights at the time the related sale is recorded. The estimates for returns are adjusted periodically based upon historical rates of returns, inventory levels in the channel and other related factors. The estimates and reserves for rebates and price protection are based on specific programs, expected usage and historical experience.

Revenue from software arrangements with end-users is recognized upon delivery of the software, provided that collection is determined to be probable and no significant obligations remain. Deferred revenue is recorded for post contract support and any other future deliverables, and is recognized over the support period or as the elements of the agreement are delivered.

Vendor specific objective evidence of the fair value of the elements contained in software application license agreements is based on the price determined by management having the relevant authority when the element is not yet sold separately, but is expected to be sold in the marketplace within six months of the initial determination of the price by management.

Revenue from wireless Internet access service subscriptions is recognized over the service period.

Advertising

Advertising costs are expensed as incurred and were $66.9 million, $100.6 million and $157.2 million for fiscal years 2003, 2002 and 2001, respectively. Included within total advertising costs are marketing development funds paid to channel customers for which palmOne receives identifiable benefits whose fair value can be reasonably estimated and which are expensed in the period the related revenue is recognized.

Warranty Costs

palmOne accrues for warranty costs based on historical rates of repair as a percentage of shipment levels and the expected repair cost per unit, service policies and specific known warranty issues.

Restructuring Costs

Effective for calendar year 2003, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which supersedes Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), palmOne records liabilities for costs associated with exit or disposal activities when the liability is incurred instead of at the date of commitment to an exit or disposal activity. Prior to calendar year 2003, in accordance with EITF Issue No. 94-3, palmOne accrued for restructuring costs when it made a commitment to a firm exit plan that specifically identified all significant actions to be taken. palmOne records initial restructuring charges based on assumptions and related estimates it deems appropriate for the economic environment at the time these estimates are made. palmOne reassesses restructuring accruals on a quarterly basis to reflect changes in the costs of the restructuring activities, and records new restructuring accruals as liabilities are incurred.

Separation Costs

Separation costs reflect costs, such as consulting and professional fees, related to palmOne’s separation from 3Com.

Income Taxes

Income tax expense (benefit) for the years ended May 31, 2003, 2002 and 2001 is based on pre-tax financial accounting income or loss. Prior to July 27, 2000 (“Distribution Date”), palmOne’s operating results were included in certain 3Com consolidated federal, state and foreign income tax returns. Deferred tax assets represent temporary differences that will result in deductible amounts in future years, including net operating loss carryforwards. A valuation allowance reduces deferred tax assets to estimated realizable value, based on estimates and certain tax planning strategies. The carrying value of palmOne’s net deferred tax assets assumes that it is more likely than not that palmOne will be able to generate sufficient future taxable income in certain tax jurisdictions to realize the net carrying value.

Foreign Currency Translation

For non-U.S. subsidiaries with their local currency as their functional currency, assets and liabilities are translated to U.S. dollars, monthly, at exchange rates as of the balance sheet date, and revenues, expenses, gains and losses are translated, monthly, at average exchange rates during the period. Resulting foreign currency translation adjustments are included as a component of other comprehensive income.

For palmOne entities with the U.S. dollar as the functional currency, foreign currency denominated assets and liabilities are translated to U.S. dollars at the year-end exchange rates except for inventories, prepaid expenses, and property and equipment, which are translated at historical exchange rates. Gains (losses) resulting from foreign currency translation, net of the effect of related hedging contracts, were $0.7 million, $(0.9) million and $0.5 million in fiscal years 2003, 2002 and 2001, respectively, and are included in interest and other income (expense) in the consolidated statements of operations.

Derivative Instruments

palmOne conducts business on a global basis in several currencies. As such, palmOne is exposed to movements in foreign currency exchange rates. palmOne enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations on foreign currency receivables, investments, and payables. Gains and losses on the contracts are included in interest and other income (expense) in the consolidated statements of operations and offset foreign exchange gains or losses from the revaluation of intercompany balances or other current assets, investments, and liabilities denominated in currencies other than the functional currency of the reporting entity. palmOne’s foreign exchange forward contracts relate to current assets and liabilities and generally mature within 30 days. palmOne did not hold derivative financial instruments for trading purposes during the years ended May 31, 2003, 2002 and 2001.

Stock-Based Compensation

palmOne has employee stock plans, which are described more fully in Note 12 to consolidated financial statements. The Company accounts for its employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25), and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. palmOne accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related guidance.

Under APB No. 25, the Company generally recognizes no compensation expense with respect to shares issued under its employee stock purchase plan and options granted to employees under its stock option plan, collectively called “options.” Concurrently, the Company’s stock option plan also allows for the issuance of restricted stock awards, under which shares of common stock are issued at par value to key employees, subject to vesting restrictions, and for which compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period.

Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option valuation model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options.

The following table illustrates the effect on net loss and net loss per share if palmOne had elected to recognize stock-based compensation expense based on the fair value of the options granted at the date of grant as prescribed by SFAS No. 123. For the purposes of this pro forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods, using the multiple option approach.

	Years Ended May 31,
	2003	2002	2001
	(in thousands, except per share amounts)
Net loss, as reported	$(442,582)	$(82,168)	$(356,476)
Add: Stock based compensation included in reported net loss, net of related tax effects (1)	3,903	5,843	6,731
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(41,758)	(110,441)	(152,629)

Pro forma net loss	$(480,437)	$(186,766)	$(502,374)

Net loss per share, as reported—basic and diluted	$(15.23)	$(2.87)	$(12.59)

Pro forma net loss per share—basic and diluted	$(16.53)	$(6.52)	$(17.75)

(1)	Amounts include compensation related to options held by PalmSource employees.

SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because options held by palmOne employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options. See Note 12 to consolidated financial statements for a discussion of the assumptions used in the option valuation model and estimated fair value for employee stock options.

Net Loss Per Share

Basic and diluted loss from continuing operations, loss from discontinued operations and net loss per share is calculated based on the weighted average shares of common stock outstanding during the period, excluding shares of restricted stock subject to repurchase. Diluted loss from continuing operations, loss from discontinued operations and net loss per share is calculated based on the weighted average shares of common stock outstanding excluding shares subject to repurchase, because the effect of restricted stock subject to repurchase and stock options and warrants outstanding, calculated using the treasury stock method, would have been anti-dilutive. For the years ended May 31, 2003, 2002 and 2001, approximately 54,000, 15,000 and 142,000 common equivalent shares were excluded from the computations of dilutive loss per share, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss plus net unrealized gain (loss) on investments, recognized losses included in earnings and accumulated foreign currency translation adjustments.

Effects of Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. palmOne adopted FIN No. 45 during the quarter ended February 28, 2003, which did not have an impact on the Company’s historical financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, an amendment of SFAS No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002, which, for palmOne, will be the quarter ended August 31, 2003. The adoption of SFAS No. 148 did not have an impact on the Company’s historical financial position or results of operations.

In April, 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. SFAS No. 149 also amends the definition of an underlying to conform it to language used in FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The adoption of SFAS No. 149 will not have an impact on the Company’s historical financial position or results of operations.

In May, 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which for palmOne is the quarter ended November 30, 2003. The adoption of SFAS No. 150 will not have an impact on the Company’s historical financial position or results of operations.

Note	3. Business Combinations

In December 2001, palmOne completed its acquisition of ThinAirApps, Inc. (“ThinAirApps”). The total purchase price of $19.7 million consisted of $18.6 million of palmOne common stock (262,519 shares issued based on the average stock price for the five trading days ended on December 17, 2001), $0.3 million of stock options assumed and $0.8 million of direct transaction costs. ThinAirApps was a privately–held, New York-based developer of software enabling secure wireless access to corporate email and other critical enterprise data. As a result of the acquisition, palmOne expected to benefit from the licensing of ThinAirApps’ software technology and the addition of engineers to the Solutions Group business, in addition to possibly integrating ThinAirApps’ technology into future versions of palmOne’s products to enhance secure wireless access capabilities. Intangible assets are being amortized over periods ranging from two to four years. This transaction is being accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. The goodwill for this acquisition is not deductible for tax purposes. During the third quarter of fiscal year 2003, palmOne recorded an impairment charge of $2.5 million, pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, related to the core technology acquired from ThinAirApps.

In June 2000, palmOne completed the acquisition of AnyDay.com, Inc. (“AnyDay”). The total purchase price of $85.7 million consisted of $71.4 million of cash, $4.7 million of stock options assumed, $9.2 million of contractual commitments and $0.4 million of direct transaction costs. Total liabilities assumed in the transaction of $13.7 million included accounts payable, accrued liabilities, contractual commitments and long-term debt. Approximately $0.9 million of the purchase price of AnyDay represented purchased in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to operations. AnyDay was a provider of an Internet-based time management solution. AnyDay’s solution extended the capabilities of the online calendar with group organizing, events directory and integrated email scheduling system. This acquisition was accounted for using the purchase method of accounting under APB No. 16, Business Combinations. During the fourth quarter of fiscal year 2001, palmOne recorded an impairment charge of $47.7 million related to the goodwill and intangible assets of the AnyDay acquisition based upon an impairment analysis necessitated by evolving market conditions that indicated that the carrying amounts of long-lived assets acquired might not be fully recoverable through undiscounted future operating cash flows.

The original purchase prices were allocated based on the valuation, generally using a discounted cash flow approach, of purchased core technology, purchased in-process technology, non-compete covenants, assembled workforce and other identifiable intangible assets as follows (in thousands):

	ThinAir Apps	AnyDay
Core technology	$3,810	$5,200
Non-compete covenants	—	11,829
Assembled workforce	—	2,020
Membership base	—	1,250
Purchased in-process technology	—	853
Net tangible assets	468	2,326
Deferred tax liability	1,565	(3,089)
Goodwill	13,815	65,282

Purchase price	$19,658	$85,671

In November 2001, March 2001 and December 2000, palmOne completed its purchase of specified assets of Be Incorporated, the acquisition of peanutpress.com, Inc. and the acquisition of WeSync.com Inc., respectively, all of which were considered part of the PalmSource business segment. The assets acquired and liabilities assumed in connection with these purchases and acquisitions have been reclassified and are included, as applicable, in non current assets from discontinued operations as of May 31, 2003 and 2002. (See Note 19 to consolidated financial statements.)

Note	4. Cash and Available-For-Sale and Restricted Investments

The Company’s available-for-sale and restricted investments are as follows (in thousands):

	May 31, 2003			May 31, 2002
	Adjusted Cost	Unrealized Loss	Carrying Value	Adjusted Cost	Unrealized Loss	Carrying Value
Cash	$30,394	$—	$30,394	$7,688	$—	$7,688
Cash equivalents:
Money market funds	37,673	—	37,673	59,823	—	59,823
State and local government obligations	93,900	—	93,900	78,448	—	78,448
Corporate notes/bonds	33,000	—	33,000	98,900	—	98,900
Foreign corporate notes/bonds	10,000	—	10,000	3,000	—	3,000

	174,573	—	174,573	240,171	—	240,171

Total cash and cash equivalents	$204,967	$—	$204,967	$247,859	$—	$247,859

Short-term investments:
Corporate notes/bonds	$—	$—	$—	$17,987	$(17)	$17,970

Equity investments in publicly traded companies	$253	$—	$253	$—	$—	$—

Restricted investments:
U.S. government agency obligations	$173	$—	$173	$—	$—	$—
Certificates of deposit	775	—	775	775	—	775

	$948	$—	$948	$775	$—	$775

Note	5. Inventories

Inventories consist of the following (in thousands):

	May 31,
	2003	2002
Finished goods	$16,835	$35,995
Work in process and raw materials	5,913	19,009

	$22,748	$55,004

Note	6. Land not in use

The land, approximately 39 acres located in San Jose, California, was land on which palmOne had previously planned to build its new corporate headquarters. At the initiation of a seven-year master lease agreement during the second quarter of fiscal year 2001, the lessor acquired the land for palmOne’s future headquarters. Due to the uncertain economic environment and changes to its business, in the fourth quarter of fiscal year 2001, palmOne decided not to go forward with the lease commitment or construction of the future headquarters facility. Pursuant to the terms of the master lease agreement, upon termination of the agreement, palmOne was required to exercise its option to purchase the land from the lessor at the lessor’s full initial purchase price. As a result, in the fourth quarter of fiscal year 2001, palmOne incurred an impairment charge of $59.0 million related to the land, consisting of the difference in the value of the land at that date and palmOne’s purchase price. The land was classified as held for sale as of May 31, 2001 but ceased to be actively marketed during fiscal year 2002 and was reclassified as land not in use. During the third quarter of the year ended May 31, 2003, palmOne incurred an additional impairment charge of $100.0 million related to the land. Market conditions for commercial real estate in the Silicon Valley have further deteriorated since the land was acquired in May 2001 and the Company determined that it would not expect to hold the land as long as would be required to realize a $160.0 million carrying value. As a result the Company reviewed the carrying value of the land for impairment. Accordingly, palmOne has adjusted the carrying value of the land to its fair market value at February 2003 of $60.0 million. The Company currently has no plans to sell the land within the next twelve months.

Note	7. Property and Equipment, net

Property and equipment, net, consist of the following (in thousands):

	May 31,
	2003	2002
Equipment and internal use software	$81,676	$79,192
Leasehold improvements	3,687	3,501
Furniture and fixtures	3,789	4,760

Total	89,152	87,453
Accumulated depreciation and amortization	(57,948)	(38,283)

	$31,204	$49,170

Note	8. Goodwill

palmOne adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of the first day of fiscal year 2002. As defined by SFAS No. 142, upon adoption the Company identified two reporting units—the Solutions Group and PalmSource and allocated goodwill to each unit. During the year ended May 31, 2003, the assets, including goodwill, of $1,276,000, related to Palm’s email software for the Palm OS operating system that were previously included in Solutions Group were contributed to PalmSource, which is classified as discontinued operations. During the year ended May 31, 2002, the assets and liabilities, including goodwill, of $3,040,000, related to Palm’s digital media business that were previously included in Solutions Group were contributed to PalmSource, which is classified as discontinued operations. During the fourth quarter of fiscal year 2003 and 2002, palmOne completed its annual impairment test, and there was no impairment indicated.

In connection with the ThinAirApps acquisition, goodwill acquired during 2002 was $13.8 million. As of May 31, 2003 the balance remains at $13.8 million.

Had the provisions of SFAS No. 142 been applied for the year ended May 31, 2001, the Company’s net loss and net loss per share would have been as follows (in thousands, except per share amounts):

Year Ended May 31, 2001
Net loss, as reported	$(356,476)
Add back amortization:
Goodwill	19,537
Acquired workforce	926
Related income tax effect	(372)

Adjusted net loss	$(336,385)

Net loss per share—basic and diluted, as reported	$(12.59)
Add back amortization of goodwill, acquired workforce and related income tax effect	0.71

Adjusted net loss per share—basic and diluted	$(11.88)

Note	9. Intangible Assets

Intangible assets consist of the following (in thousands):

		May 31, 2003				May 31, 2002
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Impairment Charges	Net	Gross Carrying Amount	Accumulated Amortization	Net
Core technology	36 months	$3,810	$(1,270)	$(2,540)	$—	$3,810	$(635)	$3,175
Non-compete covenants	24 months	11,829	(11,829)	—	—	11,829	(11,336)	493

		$15,639	$(13,099)	$(2,540)	$—	$15,639	$(11,971)	$3,668

The net book value of the intangible assets of PalmSource have been reclassified and are included in net assets from discontinued operations as of May 31, 2003 and 2002. (See Note 19 to consolidated financial statements).

During the third quarter of fiscal year 2003, palmOne recorded an impairment charge of $2.5 million, pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, related to the core technology acquired from ThinAirApps. The core technology is no longer considered useful, and its carrying value is not considered to be recoverable. The fair value of the core technology was determined using the discounted cash flow method.

Note	10. Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	May 31,
	2003	2002
Payroll and related expenses	$10,241	$8,700
Rebates	16,051	6,702
Product warranty	17,911	29,608
Other	56,316	49,262

	$100,519	$94,272

Note	11. Commitments

Certain palmOne facilities are leased under operating leases. Leases expire at various dates through September 2011, and certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property.

Future minimum lease payments, including facilities vacated as part of restructuring activities, are as follows (in thousands):

Year ended May 31,	Operating	Capital
	(in thousands)
2004	$10,717	$891
2005	9,654	149
2006	6,697	—
2007	5,369	—
2008	5,363
Thereafter	17,547	—

	$55,347	1,040

Amount related to interest		(41)

Capital lease obligation		$999

Rent expense was $8.6 million, $21.9 million and $14.9 million for fiscal years 2003, 2002 and 2001, respectively. In conjunction with its restructuring activities, the Company is attempting to sublease certain excess space, the proceeds from which would partially offset the Company’s future minimum lease commitments. The estimated sublease income of $13.8 million is not deducted from the above table. (See Note 14 to consolidated financial statements.)

In December 2001, palmOne issued a subordinated convertible note in the principal amount of $50.0 million to Texas Instruments. In connection with the PalmSource distribution, the note was divided into two, a portion was assumed by PalmSource and the remainder was retained by palmOne. Accordingly, palmOne issued a subordinated convertible note in the principal amount of $35.0 million to Texas Instruments. The note bears interest at 5.0% per annum, is due in December 2006 and is convertible into common stock at an effective conversion price of $64.60 per share. palmOne may force a conversion at any time, provided its common stock has traded above $99.48 per share for a defined period of time. In the event palmOne distributes significant assets, the Company may be required to repay a portion of the note. The PalmSource distribution (see Note 19 to consolidated financial statements) does not represent a significant distribution of assets under terms of the note. The note agreement defines certain events of default pursuant to which the full amount of the note plus interest could become due and payable.

During the third quarter of fiscal year 2001, Palm issued to a vendor a fully vested warrant to purchase up to 12,500 shares of common stock at an exercise price of $584.38 per share. On each anniversary date beginning January 2002, 25% of the shares subject to the warrant become exercisable. The warrant expires in January 2006. The fair value of the warrant of $3.8 million was capitalized and is being amortized to cost of revenues over the term of the agreement. The fair value of the warrant was estimated at the date of grant using the Black-Scholes valuation model with the following assumptions: risk-free interest rate, 4.9%; volatility, 67%; option term, 5 years; dividend yield, 0.0%.

As of May 31, 2003, we had in place an asset-backed borrowing-base credit facility from a group of financial institutions for up to a maximum of $150 million with the actual amount available determined by eligible accounts receivable and inventory as well as a real estate line of credit less the amount of any outstanding cash advances and letters of credit. As of May 31, 2003, we had used the credit facility to support the issuance of letters of credit of $4.6 million. In June 2003, the asset-backed borrowing-base credit facility expired. The $4.6 million of letters of credit issued under the credit facility were replaced by new letters of credit collateralized with restricted cash.

The Company has a patent and license agreement with a third party vendor under which the Company is committed to pay $2.4 million in fiscal year 2004 and $2.7 million in fiscal year 2005

palmOne has a minimum component purchase commitment with a third party under which it could be liable for payments of up to a maximum of $4.9 million during calendar year 2003.

palmOne has an agreement with PalmSource that grants the Company certain licenses to develop, manufacture, test, maintain and support its products. Under this agreement, palmOne has agreed to pay PalmSource license and royalty fees based upon net shipment revenue of its products which incorporate PalmSource’s software, a source code license and maintenance and support fees. The source code license fee is $6.0 million paid in three equal annual installments in June 2003, June 2004 and June 2005. Annual maintenance and support fees are approximately $0.4 million per year. The agreement includes a minimum annual royalty and license commitment of $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006.

palmOne utilizes contract manufacturers to build its products. These contract manufacturers acquire components and build product based on demand forecast information supplied by palmOne, which typically covers a rolling 12-month period. Consistent with industry practice, palmOne acquires inventories through a combination of formal purchase orders, supplier contracts and open orders based on projected demand information. Such formal and informal purchase commitments typically cover palmOne’s forecasted component and manufacturing requirements for periods ranging from 30 to 90 days. As of May 31, 2003, palmOne had outstanding third-party manufacturing commitments and component purchase commitments of approximately $82 million.

As part of the separation agreements with 3Com, palmOne agreed to assume liabilities arising out of the Xerox, E-Pass Technologies and Connelly litigation and to indemnify 3Com for any damages it may incur related to these cases. (See Note 17 to consolidated financial statements.)

As part of the agreements with PalmSource relating to the PalmSource distribution, palmOne agreed to assume liabilities arising out of the Xerox litigation and to indemnify PalmSource and PalmSource’s licensees if any claim is brought against either of them alleging infringement of the Xerox patent by covered operating system versions for any damages it may incur related to this case. (See Note 16 to consolidated financial statements).

Under the indemnification clause of palmOne’s standard reseller agreements and software license agreements, palmOne agrees to defend the reseller/licensee against third party claims asserting infringement by palmOne’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

The Company’s product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty liability based on historical rates of usage as a percentage of shipment levels and the expected repair cost per unit, service policies and specific known issues.

Changes in the product warranty accrual are as follows (in thousands):

Year Ended May 31, 2003
Balance at beginning of period	$30,008
Payments made	(39,626)
Accrual related to product sold during the period	40,414
Change in estimated liability for pre-existing warranties	(12,885)

Balance at end of period	$17,911

Note	12. Stockholders’ Equity

Preferred Stock

palmOne’s Board of Directors has the authority to issue up to 125,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of ownership. No shares of preferred stock were outstanding at May 31, 2003 and 2002.

Stockholder Rights Plan

In November 2000, the Board of Directors approved a preferred stock rights agreement and issued a dividend of one right to purchase one one-thousandth of a share of the Company’s Series A Participating Preferred Stock for each share of common stock outstanding as of November 6, 2000. The rights become exercisable based upon certain limited conditions related to acquisitions of stock, tender offers, and certain business combination transactions of palmOne.

Employee Stock Purchase Plan

palmOne has an employee stock purchase plan under which eligible employees can contribute up to 10% of their compensation, as defined in the plan, towards the purchase of shares of palmOne common stock at a price of 85% of the lower of the fair market value at the beginning of the offering period or the end of each six-month purchase period. As of May 31, 2003, 1,750,000 shares of palmOne common stock have been reserved for issuance under the employee stock purchase plan. The employee stock purchase plan provides for annual increases on the first day of each fiscal year in the number of shares available for issuance equal to 2% of the outstanding shares of common stock on the first day of the fiscal year, or a lesser amount as may be determined by the Board of Directors. During the years ended May 31, 2003, 2002 and 2001, palmOne issued approximately 231,000 shares, 107,000 shares and 37,000 shares, respectively, under the employee stock purchase plan. At May 31, 2003, approximately 1,377,000 shares were available for issuance under this plan, which increased to 1,961,000 shares on June 1, 2003 pursuant to the annual plan increase previously described.

Stock Option Plans

palmOne has a stock option plan under which options to purchase shares of common stock may be granted to employees, directors and consultants. Options are generally granted at not less than the fair market value at date of grant, typically vest over a one- to four-year period and expire ten years after the date of grant. palmOne’s stock option plan also allows for the issuance of restricted stock awards, under which shares of common stock are issued at par value to key employees, subject to vesting restrictions. For restricted stock awards, compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period. Certain palmOne employees also participated in the 3Com restricted stock plan, and at the Distribution Date, palmOne employees who had 3Com restricted stock grants forfeited the unvested portion of their 3Com restricted stock grants. The forfeited unvested shares were replaced by palmOne restricted stock grants. During the years ended May 31, 2003, 2002 and 2001, palmOne recognized compensation expense of $3,309,000, $4,865,000, and $6,409,000, respectively, related to palmOne restricted stock grants. As of May 31, 2003, 4,948,000 shares of common stock have been reserved for issuance under the stock option plan. The stock option plan provides for annual increases on the first day of each fiscal year in the number of shares available for issuance equal to 5% of the outstanding shares of common stock on the first day of the fiscal year or a lesser amount as may be determined by the Board of Directors. At May 31, 2003, approximately 825,000 shares of common stock were available for grant under this plan, which increased to 2,287,000 shares on June 1, 2003 pursuant to the annual plan increase previously described.

palmOne also has various stock option plans assumed in connection with various mergers and acquisitions. Except for shares of palmOne common stock underlying the options outstanding under these plans, there are no shares of palmOne common stock reserved under these plans, including shares for new grants. In the event that any such assumed option is not exercised, no further option to purchase shares of palmOne common stock will be issued in place of such unexercised option. However, palmOne has the authority, if necessary, to reserve additional shares of palmOne common stock under these plans to the extent such shares are necessary to effect the adjustment to maintain option value, including intrinsic value, of the outstanding options under these plans as a result of the PalmSource distribution.

Non-employee Director Stock Option Plan

Under the 2001 Stock Option Plan for Non-employee Directors, options to purchase common stock are granted to non-employee members of the Board of Directors at an exercise price equal to fair market value on the date of grant and typically vest over a 36-month period. As of May 31, 2003, 300,000 shares of common stock have been reserved for issuance under the director stock option plan and approximately 273,000 shares of common stock were available for grant. The Company also has an Amended and Restated 1999 Director Option Plan which remains in effect only with respect to outstanding options previously granted and under which no future grants of stock options will be made.

The following table summarizes the activity under all stock option plans (shares in thousands):

	Years ended May 31,
	2003		2002		2001
	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price
Outstanding at beginning of year	2,327	$239.96	1,701	$471.71	654	$548.95
Granted	2,615	$14.05	1,621	$91.09	1,258	$392.68
Exercised	(18)	$12.96	(2)	$23.46	(71)	$273.15
Cancelled	(903)	$165.48	(993)	$399.43	(140)	$626.32

Outstanding at end of year	4,021	$110.57	2,327	$239.96	1,701	$471.71

Exercisable at end of year	1,882	$183.12	737	$339.37	295	$520.14

Prior to the Separation Date, certain palmOne employees had been granted options to purchase 3Com common stock under 3Com’s employee stock option plans. At the Distribution Date, approximately 3,503,000 3Com options held by palmOne employees were converted into options to purchase 334,000 shares of Palm common stock and are included in the above schedule as fiscal year 2001 grants.

Information relating to stock options outstanding as of May 31, 2003 is as follows (shares in thousands):

	Outstanding			Exercisable
Range of exercise prices	Number of shares	Weighted average exercise price	Weighted average contractual life	Number of shares	Weighted average exercise price
	(in years)
$3.80 to $12.10	235	$10.88	9.7	2	$5.85
$12.20 to $13.80	1,797	$13.78	9.3	408	$13.80
$14.00 to $72.80	651	$46.70	8.9	307	$65.39
$74.40 to $104.80	610	$103.73	8.2	562	$104.38
$107.20 to $506.25	442	$248.15	6.9	378	$243.91
$508.30 to $1,338.75	286	$750.63	6.8	225	$748.16

$3.80 to $1,338.75	4,021	$110.57	8.6	1,882	$183.12

SFAS No. 123 Assumptions and Fair Value

The fair value of each option grant during the years ended May 31, 2003, 2002 and 2001 reported above in Note 2 to consolidated financial statements was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	Years Ended May 31,
Assumptions applicable to stock options	2003	2002	2001
Risk-free interest rate	2.4%	3.4%	4.9%
Volatility	100%	100%	77%
Option term (in years)	3.1	2.5	3.1
Dividend yield	0.0%	0.0%	0.0%

	Years Ended May 31,
Assumptions applicable to employee stock purchase plan	2003	2002	2001
Risk-free interest rate	2.4%	3.4%	4.2%
Volatility	99%	97%	77%
Option term (in years)	2.0	2.0	1.8
Dividend yield	0.0%	0.0%	0.0%

The weighted average estimated fair value of stock options granted during the years ended May 31, 2003, 2002 and 2001 was $8.79, $51.62, and $213.34 per share, respectively. The weighted average estimated fair value of shares granted under the employee stock purchase plan during the years ended May 31, 2003, 2002 and 2001 was $14.73, $32.10 and $150.91 per share, respectively.

Note 13. Income Taxes

The income tax provision (benefit) consists of the following (in thousands):

	Years Ended May 31,
	2003	2002	2001
Current:
Federal	$—	$(9,194)	$25,289
State	386	(6,601)	8,549
Foreign	2,917	(2,422)	11,914

Total current	3,303	(18,217)	45,752

Deferred:
Federal	172,823	(13,981)	(165,022)
State	46,090	964	(42,317)
Foreign	712	5,436	(6,128)

Total deferred	219,625	(7,581)	(213,467)

	$222,928	$(25,798)	$(167,715)

Loss before income taxes for the years ended May 31, 2003, 2002, and 2001 includes foreign subsidiary income (loss) of $5.8 million, $(35.2) million, and $(43.8) million, respectively.

The income tax provision (benefit) differs from the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

	Years Ended May 31,
	2003	2002	2001
Tax computed at federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal effect	0.2	4.1	4.3
Research tax credits	—	2.7	0.5
Acquired in-process technology and non-deductible goodwill	—	—	(4.4)
Differential in foreign tax rates on earnings (losses)	(1.6)	4.7	(3.9)
Valuation allowance	(140.9)	(15.7)	—
Other	(7.1)	(2.4)	1.3

	(114.4)%	28.4%	32.8%

The significant components of palmOne’s deferred income tax assets are (in thousands):

	May 31,
	2003	2002
Net operating loss carryforwards	$192,425	$160,995
Land impairment	62,994	23,379
Reserves not currently deductible for tax purposes	35,391	45,161
Tax credit carryforwards	16,622	17,187
Deferred expenses	3,072	15,835
Deferred revenue	1,863	1,395
Other	11,311	4,824

	323,678	268,776
Valuation allowance	(288,878)	(14,351)

	$34,800	$254,425

As of the end of fiscal year 2002, palmOne had recorded a net deferred tax asset of $254.4 million. The realization of the net deferred tax asset was supported by certain identified tax strategies, involving the potential sale or transfer of appreciated assets, which were prudent, feasible and which management would implement, if necessary, to realize the related tax benefits before palmOne’s net operating loss carryforwards expired. The identified tax strategies included the potential sale or transfer of certain identified business operations, consisting of the Company’s PalmSource, Inc. subsidiary and the Company’s wireless access service operations, as well as the transfer of certain intellectual property from a foreign subsidiary to the United States, on a taxable basis. During the first quarter of fiscal year 2003, there was a significant decline in the value of these identified business operations and assets. In addition, the Company’s business plans had developed such that the potential sale or transfer of PalmSource, Inc. and the wireless access service operations on a taxable basis were no longer feasible tax planning strategies. As a result, the Company recorded a tax provision of $219.6 million to increase its valuation allowances reflecting these changes and to reduce the net deferred tax assets to $34.8 million, which is the amount supported by the value of its intellectual property transfer strategy which, as of that date and at the end of fiscal year 2003, continues to be prudent, feasible and one that management would implement, if necessary, to realize the related tax benefits before palmOne’s net operating loss carryforwards expired. The valuation allowance also increased as a result of the operating losses incurred during fiscal year 2003.

As of May 31, 2003, palmOne has operating loss carryforwards for federal tax purposes totaling approximately $555 million, which expire in various years through fiscal year 2024. palmOne also has approximately $21 million of remaining operating loss carryforwards acquired through business combinations, which expire in various years between 2011 and 2022. In addition, palmOne has federal and state research and experimental credit carryforwards of approximately $17 million, which expire in various years between 2007 and 2024.

Note	14. Restructuring Charges and Excess Inventory and Related Costs

Restructuring charges of $37.3 million recorded during fiscal year 2003 consist of $19.1 million related to the restructuring actions taken during the third quarter of fiscal year 2003 plus $18.2 million of net adjustments related to restructuring actions taken in prior fiscal years.

In the third quarter of fiscal year 2003, palmOne recorded restructuring charges of $19.1 million related to workforce reductions, primarily in the United States, of approximately 140 regular employees, facilities and property and equipment disposed of or removed from service and cancelled programs. Restructuring charges relate to the implementation of a series of actions to better align the Company’s expense structure with its revenues. In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, restructuring costs are recorded as incurred. Restructuring charges are recorded for facilities leased under operating leases, when palmOne ceases using the facility. Restructuring charges for employee workforce reductions are recorded upon employee notification for employees whose required continuing service period is 60 days or less, and ratably over the employee’s continuing service period for employees whose required continuing service period is greater than 60 days. As of May 31, 2003, approximately 120 regular employees had been terminated as a result of this restructuring.

Accrued liabilities related to the third quarter of fiscal year 2003 restructuring actions consist of the following (in thousands):

	Discontinued project costs	Excess facilities and equipment costs	Workforce reduction costs	Total
Restructuring expense	$10,577	$2,445	$6,085	$19,107
Cash payments	(4,700)	(106)	(4,580)	(9,386)
Fixed asset write-offs	(3,510)	(743)	(131)	(4,384)

Balances, May 31, 2003	$2,367	$1,596	$1,374	$5,337

In the fourth quarter of fiscal year 2002, palmOne recorded restructuring charges of $14.9 million related to decisions and commitments made in that quarter. These restructuring charges consist of workforce reduction costs, excess facilities charges and the discontinuance of certain projects. palmOne recorded approximately $5.2 million related to workforce reductions across all geographic regions primarily related to severance, benefits and related costs due to the reduction of approximately 90 regular employees, approximately $6.1 million related to facilities and property and equipment that would be disposed of or removed from service in fiscal year 2003 and approximately $3.6 million related to projects that were cancelled. Workforce reductions were completed by May 31, 2003. During the year ended May 31, 2003, palmOne recorded restructuring adjustments totaling $1.4 million to reflect the changes in the estimated costs of certain actions from the original estimates.

Accrued liabilities related to the fourth quarter of fiscal year 2002 restructuring actions consist of the following (in thousands):

	Discontinued project costs	Excess facilities costs	Workforce reduction costs	Total
Restructuring expenses	$3,600	$6,078	$5,201	$14,879
Cash payments	(2,327)	—	—	(2,327)
Write-offs	—	(12)	—	(12)

Balances, May 31, 2002	1,273	6,066	5,201	12,540
Restructuring adjustments	(857)	360	(860)	(1,357)
Cash payments	(416)	(6,426)	(4,341)	(11,183)

Balances, May 31, 2003	$—	$—	$—	$—

In the second quarter of fiscal year 2002, palmOne announced actions intended to reduce its cost structure and originally recorded charges of $21.7 million for these actions. The second quarter fiscal year 2002 restructuring charge consisted of workforce reduction costs across all geographic regions and excess facilities and related costs for lease commitments for space no longer needed to support ongoing operations. Workforce reductions affected approximately 210 regular employees and were substantially complete by the second quarter of fiscal year 2003. During the remainder of fiscal year 2002, palmOne recorded charges totaling $0.2 million primarily due to changes from the original estimate in the expected sublease income from excess facilities. During the year ended May

31, 2003, palmOne recorded restructuring adjustments totaling $1.5 million to reflect the changes in the estimated costs of certain actions from the original estimates.

Accrued liabilities related to the second quarter of fiscal year 2002 restructuring actions consist of the following (in thousands):

	Excess facilities costs	Workforce reduction costs	Total
Restructuring expenses	$8,364	$13,503	$21,867
Cash payments	(2,083)	(11,573)	(13,656)
Write-offs	(3,693)	(193)	(3,886)

Balances, May 31, 2002	2,588	1,737	4,325
Restructuring adjustments	(515)	(1,009)	(1,524)
Cash payments	(2,073)	(728)	(2,801)

Balances, May 31, 2003	$—	$—	$—

In the fourth quarter of fiscal year 2001, palmOne recorded restructuring charges which consisted of carrying and development costs related to the land on which palmOne had previously planned to build a headquarters facility, facilities costs related to lease commitments for space no longer intended for use, workforce reduction costs across all geographic regions and discontinued project costs. These workforce reductions affected approximately 205 regular employees and were completed during the year ended May 31, 2002. During fiscal year 2002, palmOne recorded charges totaling $7.8 million due to changes from the original estimate of the cost of these restructuring actions primarily as a result of a reduction in estimated sublease income. During the year ended May 31, 2003, palmOne recorded additional charges totaling $21.1 million due to further changes from the original estimate of the cost of the restructuring actions announced in the fourth quarter of fiscal year 2001 primarily due to changes in estimates of sublease income for excess facilities. The ability to realize sublease income is dependent on lease market conditions. The amount of estimated sublease income may be subject to change based upon developments in lease market conditions and other pertinent facts. As of May 31, 2003, the balance consists of lease commitments, payable over nine years, net of estimated sublease income of $13.8 million.

Accrued liabilities related to the fourth quarter of fiscal year 2001 restructuring actions consist of the following (in thousands):

	Land carrying and development costs	Discontinued project costs	Excess facilities costs	Workforce reduction costs	Total
Balances, May 31, 2001	$1,258	$2,628	$17,352	$9,669	$30,907
Restructuring adjustments	1,366	(349)	9,857	(3,059)	7,815
Cash payments	(2,624)	(1,788)	(9,257)	(5,987)	(19,656)
Write-offs	—	(491)	(1,400)	(298)	(2,189)

Balances, May 31, 2002	—	—	16,552	325	16,877
Restructuring adjustments	—	—	21,358	(284)	21,074
Cash payments	—	—	(8,361)	(41)	(8,402)

Balances, May 31, 2003	$—	$—	$29,549	$—	$29,549

Cost reduction actions initiated in the second and fourth quarters of fiscal year 2002 and in the fourth quarter of fiscal year 2001 are complete except for remaining rent payments related to excess facilities. Cost reduction actions initiated in the third quarter of fiscal year 2003 are expected to be substantially complete by the end of the second quarter of fiscal year 2004. palmOne cannot be assured that current estimates of the costs associated with these restructuring actions will not change during the implementation period.

In the fourth quarter of fiscal year 2001, the Company recorded a $268.9 million inventory related charge, in addition to the restructuring charges described above. During the first three quarters of fiscal year 2001, the Company was experiencing high growth rates and product supply constraints, including limited supply of certain key components. As a result the Company purchased inventory and made purchase commitments with third party suppliers in anticipation of the continuation of this trend. During the fourth quarter of fiscal year 2001, the Company experienced a sudden and significant decline in demand for its products. Revenues in the fourth quarter of fiscal year 2001 were $165.3 million compared to revenues of $470.8 million during the third quarter of fiscal year 2001. This rapid and unexpected decline in demand for handheld device products and in revenues resulted in palmOne recording a charge totaling $268.9 million consisting of $144.3 million for excess inventory and related tooling costs and $124.6 million of non-cancelable inventory purchase commitments in excess of the Company’s forecasted needs. This excess inventory charge was calculated in accordance with palmOne’s policy, which is based on inventory levels determined to be in excess of anticipated 12-month demand based upon the Company’s internal sales and marketing forecasts of product demand and inventory levels in the distribution channel. During fiscal year 2002, the Company experienced continued customer demand for the products that had been previously written off and settled the component purchase commitments for less than the original amount. Accordingly, during fiscal year 2002, the Company recognized a benefit of $101.8 million because it was able to sell approximately $83.0 million of inventory that had previously been written off and to realize approximately $18.8 million from the favorable settlement of non-cancelable component commitments.

Note	15. Employee Benefit Plan

Eligible palmOne employees may participate in palmOne’s 401(k) Plan (“the Plan”). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants may elect to contribute from 1% to 22% of their annual compensation to the Plan each calendar year, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Plan provides for Company matching contributions as determined by the Board of Directors. palmOne matches 50% for each dollar on the first 6% of target income contributed by the employee. Employees become vested in palmOne matching contributions according to a three-year vesting schedule based on initial date of hire. palmOne’s expense related to 401(k) matching contributions was $1.6 million, $1.8 million, and $1.9 million for the years ended May 31, 2003, 2002 and 2001, respectively.

Note	16. Litigation

palmOne is a party to lawsuits in the normal course of its business. Litigation in general, and intellectual property litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. palmOne believes that it has defenses to the cases set forth below and is vigorously contesting these matters. palmOne is not currently able to estimate, with reasonable certainty, the possible loss, or range of loss, if any, from the cases listed below, but an unfavorable resolution of these lawsuits could materially adversely affect palmOne’s business, results of operations or financial condition. (Although Palm, Inc. is now palmOne, Inc. the pleadings in the pending litigation continue to use the former company names including Palm Computing, Inc. and Palm, Inc.)

On April 28, 1997, Xerox Corporation filed suit in the United States District Court for the Western District of New York. The case came to be captioned Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., and Palm Computing, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, entitled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In 2000, the District Court dismissed the case, ruling that the patent is not infringed by the Graffiti handwriting recognition system used in handheld computers using Palm’s operating systems. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit (“CAFC”). On October 5, 2001, the CAFC affirmed-in-part, reversed-in-part and remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the patent is valid, enforceable, and infringed. The defendants filed a Notice of Appeal on December 21, 2001. On February 22, 2002, the court denied a request for an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The court also rejected a request by Xerox to set a trial date to determine damages Xerox claims it is owed. In connection with the denial of Xerox’s request to set a trial date on damages, the court required Palm to post a $50 million bond, which was satisfied with a letter of credit from a financial institution. A Notice of Appeal from the District Court’s order of February 22, 2002 was filed by Palm on March 15, 2002. A cross-appeal from the District Court’s order of February 22, 2002 was filed by Xerox on March 4, 2002. A hearing on the appeal and cross-appeal was held on January 6, 2003 before the CAFC. The CAFC has remanded the case to the District Court for a determination on the issue of invalidity of the ‘656 patent. Xerox petitioned the CAFC for reconsideration of its determination on the appeal and cross-appeal, but the CAFC has denied this petition and eliminated the requirement for the $50 million bond from Palm. If palmOne is not successful regarding the remand to the District Court, the CAFC has noted that an injunction will apply. If an injunction is sought by Xerox and issued, it could result in business interruption for palmOne that would have a significant adverse impact on palmOne’s operations and financial condition if palmOne has not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. In addition, if palmOne is not successful with regard to this remand to the District Court, Xerox has stated in its court pleadings that it will seek at a trial, a significant compensatory and punitive damage award or license fees from palmOne. Furthermore, if palmOne is not successful with regard to this remand to the District Court, palmOne might be liable to PalmSource’s licensees and other third parties under contractual obligations or otherwise sustain adverse financial impact if Xerox seeks to enforce its patents claims against PalmSource’s licensees and other third parties. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Xerox litigation.

On February 28, 2000, E-Pass Technologies, Inc. filed suit against “3Com, Inc.” in the United States District Court for the Southern District of New York and later filed, on March 6, 2000, an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc., Civil Action No. 00 CIV 1523. The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, entitled “Method and Device for Simplifying the Use of Credit Cards, or the Like.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the United States District Court for the Northern District of California. In an Order dated August 12, 2002, the Court granted Palm’s motion for summary judgment that there was no infringement. E-Pass appealed the Court’s decision to the CAFC. The issues on appeal before the CAFC have been fully briefed and argued by the parties. On August 21, 2003, the CAFC issued a ruling reversing the claim construction of the District Court and the attendant summary judgment motion and remanded the case to the District Court for further proceedings. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses, which may arise out of the E-Pass litigation.

On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned NCR Corporation v. Palm, Inc. and Handspring, Inc., Civil Action No. 01-169. The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, entitled, respectively, “Portable Personal Terminal for Use in a System for Handling Transactions” and “System for Handling Transactions Including a Portable Personal Terminal.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. The case was referred to Magistrate Judge Mary P. Thynge. In a Memorandum Opinion dated July 11, 2002, the Magistrate Judge indicated that she would recommend that the District Court grant the defendants’ motion for summary judgment that there was no infringement. NCR filed objections to the recommendations of the Magistrate Judge, and Palm has filed a response to NCR’s objections. The District Court granted Palm’s motion for summary judgment, ruling that Palm products do not infringe the NCR patents, and denied NCR’s motion.

On January 23, 2003, Peer-to-Peer Systems LLC filed a complaint against Palm in the United States District Court for the District of Delaware. The case is captioned Peer-to-Peer Systems, LLC vs. Palm, Inc., Civil Action No. 03-115. The complaint alleges infringement of U.S. Patent No. 5,618,045 entitled “Interactive Multiple Player Game System and Method of Playing a Game Between at Least Two Players”. The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendant from infringing the patent in the future. palmOne believes that the claims are without merit and intends to defend against them vigorously. The parties have begun the discovery process.

In June 2001, the first of several putative stockholder class action lawsuits was filed in United States District Court, Southern District of New York against certain of the underwriters for Palm’s initial public offering, Palm and several of its officers. The complaints, which have been consolidated under the caption In re Palm, Inc. Initial Public Offering Securities Litigation, Case No. 01 CV 5613, assert that the prospectus from Palm’s March 2, 2000 initial public offering failed to disclose certain alleged actions by the underwriters for the offering. The complaints allege claims against Palm and the officers under Sections 11 and 15 of the Securities Act of 1933, as amended. Certain of the complaints also allege claims under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies. All of these various consolidated cases have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. An amended consolidated complaint was filed in April 2002. The claims against the individual defendants have been dismissed without prejudice pursuant to an agreement with plaintiffs. The Court has denied Palm’s motion to dismiss. A special committee of Palm’s Board of Directors recently approved a tentative settlement proposal from plaintiffs, which includes a guaranteed recovery to be paid by the issuer defendants’ insurance carriers and an assignment of certain claims the issuers, including palmOne, may have against the underwriters. There is no guarantee that the settlement will become final however, as it is subject to a number of conditions, including court approval. palmOne believes that it has meritorious defenses to the claims against it and intends to defend the action vigorously if the case does not settle.

On August 7, 2001, a purported consumer class action lawsuit was filed against Palm and 3Com in California Superior Court, San Francisco County. The case is captioned Connelly et al v. Palm, Inc., 3 Com Corp et al, Case No. 323587. An amended complaint alleging breach of warranty and violation of California’s Unfair Competition Law was filed and served on Palm on August 15, 2001. The amended complaint, filed on behalf of purchasers of Palm III, IIIc, V and Vx handhelds, alleges that certain Palm handhelds may cause damage to PC cause damage to PC motherboards by permitting an electrical charge, or “floating voltage,” from either the handheld or the cradle to be introduced into the PC via the serial and/or USB port on the PC. The plaintiffs allege that this damage is the result of a design defect in one or more of the following: HotSync software, handheld, cradle and/or the connection cable. The complaint seeks restitution, rescission, damages, an injunction mandating corrective measures to protect against future damage as well as notifying users of potential harm. Discovery is closed. The parties engaged in mediation and have reached an agreement in principle to settle the action, subject to acceptable documentation and court approval. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Connelly litigation.

On January 23, 2002, a purported consumer class action lawsuit was filed against Palm in California Superior Court, San Francisco County. The case is captioned Eley et al v. Palm, Inc., Case No. 403768. The unverified complaint, filed on behalf of purchasers of Palm m500 and m505 handhelds, alleges (1) that the HotSync function in certain Palm handhelds does not perform as advertised and the products are therefore defective and (2) that upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty. The complaint alleges Palm’s actions are a violation of California’s Unfair Competition Law and a breach of express warranty. The complaint seeks alternative relief including an injunction to have Palm desist from selling and advertising the handhelds, to recall the defective handhelds, to restore the units to their advertised functionality, to pay restitution or disgorgement of the purchase price of the units and/or damages and attorneys’ fees. Palm filed its answer denying the allegations and the parties engaged in document and deposition discovery. Plaintiff and Palm engaged in mediation and have reached an agreement in principle to settle the action, subject to acceptable documentation and court approval. No trial date has been set.

On March 11, 2002, a purported consumer class action lawsuit was filed against Palm in the Wayne County Circuit Court, Detroit, Michigan. The case is captioned Hayman, et al. v Palm, Inc., Case No. 02-208249-CP. Plaintiffs allege that certain of Palm’s advertisements for its Palm III, V and m100 handheld devices were false or misleading regarding the ability of the device to wirelessly and remotely access emails or the Internet without the need for additional hardware or software sold separately. Plaintiffs allege violations of the Michigan Consumer Protection Act, breach of express and implied warranties and Michigan common law, and seek to recover the purchase price of the device from Palm for themselves and a class of all similarly situated consumers. Palm has filed a motion to dismiss the lawsuit in its entirety. The Court has heard arguments on that motion, and it has advised that it would rule on Palm’s motion to dismiss before considering the suitability of this lawsuit for class treatment.

In October 2002, a purported consumer class action lawsuit was filed against Palm in Illinois Circuit Court, Cook County. The case is captioned Goldstein v. Palm, Inc., Case No. 02CH19678. The case alleges consumer fraud regarding Palm’s representations that its m100, III, V, and VII handheld personal digital assistant, as sold, would provide wireless access to the Internet and email accounts, and would perform common business functions including data base management, custom form creation and viewing Microsoft Word and Excel documents, among other tasks. The case seeks unspecified actual damages and indemnification of certain costs. Palm responded to the complaint and the case is in its early stages. No trial date has been set.

In August and September 2002, four purported consumer class action lawsuits were filed against Palm in California Superior Court, Santa Clara County; California Superior Court, San Diego County; Illinois Circuit Court, Cook County; and Illinois Circuit Court, St. Clair County. The respective cases are captioned Lipner and Ouyang v. Palm, Inc., Case No. CV-810533; Veltman v. Palm, Inc., Case No. 02CH16143; Wireless Consumer’s Alliance, Inc. v. Palm, Inc., Case No. GIC-794940; and Cokenour v. Palm, Inc., Case No. 02L0592. All four cases allege consumer fraud regarding Palm’s representations that its m130 handheld personal digital assistant supported more than 65,000 colors. Certain of the cases also allege breach of express warranty and unfair competition. In general, the cases seek unspecified damages and/or to enjoin Palm from continuing it’s allegedly misleading advertising. The parties have tentatively agreed to a settlement in principle, subject to acceptable documentation and court approval.

On February 27, 2003, a purported consumer class action lawsuit was filed against Palm in California Superior Court, Santa Clara County. The case is captioned Hemmingsen et al v. Palm, Inc., Case No. CV815074. The unverified complaint, filed on behalf of purchasers of Palm m515 handhelds, alleges that such handhelds fail at unacceptably high rates, and in particular that instant updating and synchronization of data with PCs often will not occur. The complaint further alleges that, upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty, among other things. The complaint alleges that Palm’s actions violate California’s Unfair Competition Law and constitute a breach of warranty. The complaint seeks restitution, disgorgement, damages, an injunction mandating corrective measures including a full replacement program for all allegedly defective m515s or, alternatively mandating a refund to all purported class members of the full purchase price for their m515s, and attorneys’ fees. The parties have begun the discovery process.

On or about June 17 and 19, 2003, respectively, two putative class action lawsuits were filed in the Court of Chancery in the State of Delaware in and for the County of New Castle against Palm, Handspring and various officers and directors of Handspring. The cases are captioned Goldhirsch v. Handspring, Inc., et. al., Civil Action No. 20376-NC and Majarian v. Handspring, Inc., et. al., Civil Action No. 20381-NC. The Majarian complaint was amended on or about June 23, 2003 to, among other things, delete certain previously named officer defendants. Both complaints allege that the officers and directors of Handspring breached their fiduciary duties to Handspring stockholders by, among other things, failing to undertake an appropriate evaluation of Handspring’s net worth as a merger or acquisition candidate and failing to maximize Handspring stockholder value by not engaging in a meaningful auction of Handspring. The Majarian complaint also alleges, among other things, that the officers and directors of Handspring breached their fiduciary duties by failing to act independently so that the interests of Handspring’s public stockholders would be protected and enhanced. Both complaints allege that Palm aided and abetted the alleged breaches of fiduciary duty of Handspring’s officers and directors. Both complaints seek, among other things, a preliminary and permanent injunction against the transaction, a recission of the transaction if it is consummated and unspecified damages. The Goldhirsch complaint also requests, among other things, that the Court order Handspring’s officers and directors to take all necessary steps to maximize stockholder value, including open bidding and/or a market check. palmOne believes that the lawsuits are without merit and intends to vigorously defend the cases.

Note	17. Related Party Transactions

Transactions with 3Com Corporation

Subsequent to the date of separation of palmOne from 3Com, palmOne paid 3Com for certain leased facilities and for transitional services required while palmOne established its independent infrastructure, with transitional services being completed in the third quarter of fiscal year 2002. Amounts paid to 3Com under these agreements since the separation date were approximately $15.3 million, $25.2 million and $31.9 million for fiscal years 2003, 2002 and 2001, respectively.

A Tax Sharing Agreement allocates 3Com’s and palmOne’s responsibilities for certain tax matters. The agreement requires palmOne to pay 3Com for the incremental tax costs of palmOne’s inclusion in consolidated, combined or unitary tax returns with affiliated corporations. The agreement also provides for compensation or reimbursement as appropriate to reflect re-determinations of palmOne’s tax liability for periods during which palmOne joined in filing consolidated, combined or unitary tax returns with affiliated corporations.

Each member of a consolidated group for United States federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, palmOne could be required to pay a deficiency in the group’s federal income tax liability for a period during which palmOne was a member of the group even if the Tax Sharing Agreement allocates that liability to 3Com or another member.

Effective as of the date of palmOne’s legal separation from 3Com, subject to specified exceptions, palmOne and 3Com each released the other from any liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement.

Transactions with PalmSource

palmOne’s Chairman of the Board, Eric Benhamou, is also the Chairman of the Board of PalmSource. In December 2001, palmOne entered into a software license agreement with PalmSource which was amended and restated in June 2003. The agreement includes a minimum annual royalty and license commitment of $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006. Under the software license agreement, palmOne incurred expense of $38.9 million, $21.4 million and $0 million during the years ended May 31, 2003, 2002 and 2001, respectively.

Subsequent to the date of separation of PalmSource from palmOne, PalmSource will continue to pay palmOne for certain transitional services. During the years ended May 31, 2003, 2002 and 2001, palmOne recognized $6.2 million, $10.1 million and $0 million for these transitional services.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of its convertible note to PalmSource.

A Tax Sharing Agreement allocates palmOne’s and PalmSource’s responsibilities for certain tax matters. PalmOne has the responsibility to prepare and file all consolidated tax returns for PalmSource through the date of distribution including final consolidated federal income tax returns of the group. PalmSource’s tax liability will generally be calculated as if PalmSource is a stand-alone corporation. Consistent with the stand-alone methodology, PalmSource will not receive any payments for use by palmOne of any PalmSource operating losses. To the extent those losses reduce PalmSource’s tax liability as a stand-alone corporation in a future period, any required payment to palmOne would be reduced.

PalmSource will indemnify palmOne for increases (as a result of an amended return or audit or other dispute) in PalmSource’s stand-alone income tax liability or other consolidated tax liability attributable to periods after December 3, 2001, for increases in certain non-income taxes (including payroll and employee withholding taxes) attributable to PalmSource’s business whether before or after December 3, 2001, and for transfer taxes, if any, incurred on the transfer of assets by palmOne to PalmSource. PalmSource will indemnify palmOne for any taxes resulting from an acquisition of PalmSource stock.

Other Transactions and Relationships

palmOne entered into a business consulting agreement effective as of June 2002 with Satjiv Chahil, who was formerly palmOne’s Chief Marketing Officer. Under this consulting agreement, palmOne paid Mr. Chahil approximately $0.4 million in consulting fees during fiscal year 2003. This consulting agreement expired on May 31, 2003. During the term of the consulting agreement, Mr. Chahil served as a palmOne spokesperson, delivering keynote addresses at industry forums and assisting with industry and analyst relations activities, assisted with the separation of PalmSource from Palm, and solicited advice and feedback from key influencers and opinion leaders on Palm’s strategy and products.

In fiscal year 2003, palmOne made a $1.0 million equity investment in and entered into a product procurement agreement with Mobile Digital Media, Inc., a company founded by Barry Cottle, the former Senior Vice President and Chief Internet Officer of

palmOne until his employment with palmOne terminated in February 2002. Palm paid $4.6 million for products purchased under the product procurement agreement during fiscal year 2003. These products were purchased by palmOne for resale.

In fiscal year 2003, palmOne purchased $0.3 million of software licenses and services from Kontiki, Inc. The agreement pursuant to which the licenses were acquired provides palmOne with a fixed number of copies of Kontiki’s digital content delivery software. It also grants to palmOne the right to certain professional services for a period of time after execution of the agreement. Under the agreement, Kontiki agrees to provide maintenance and support services for a fee. As of the date of this report, palmOne had paid the license fees in full. Michael Homer, a current member of palmOne’s Board of Directors, is the Chairman and Chief Executive Officer of Kontiki, Inc.

In fiscal year 2003, palmOne purchased $0.1 million of products from SanDisk Corporation through a series of purchase orders and without further obligations on the part of palmOne. Judy Bruner, palmOne’s current Chief Financial Officer, serves as a member of SanDisk’s Board of Directors.

Note	18. Business Segment Information

Prior to the spin-off of PalmSource and the acquisition of Handspring, the Company’s business comprised two reporting segments; the Solutions Group business and the PalmSource business. As a result of the PalmSource spin-off, the PalmSource reporting segment has been eliminated. The continuing business of palmOne operates in one reportable segment which develops, designs and markets handheld computing and communication devices and related accessories, services and software.

Geographic Information

palmOne’s headquarters and most of its operations are located in the United States. palmOne conducts its sales, marketing and customer service activities throughout the world. Geographic revenue information is based on the location of the customer. For fiscal years 2003, 2002 and 2001, no single country outside the United States accounted for 10% or more of total revenues. Land not in use is located in the United States. Revenues from continuing operations from unaffiliated customers and property and equipment of the continuing operations by geographic region are as follows (in thousands):

	Years Ended May 31,
	2003	2002	2001
Revenues:
United States	$492,512	$643,889	$940,472
Other	345,125	360,499	592,699

Total	$837,637	$1,004,388	$1,533,171

	May 31,
	2003	2002	2001
	(in thousands)
Property and equipment, net:
United States	$29,649	$44,468	$56,920
Other	1,555	4,702	3,207

Total	$31,204	$49,170	$60,127

Note 19. Subsequent Events

On August 22, 2003, the Company sold 1.2 million shares of its common stock under its universal shelf registration statement to an institutional investor at a price of $15 per share, with proceeds of $18.0 million. The proceeds of the offering will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending their application, the net proceeds will be invested in interest bearing securities.

On August 28, 2003, the Company entered into a two-year, $30.0 million revolving credit line from a financial institution. The credit line is secured by assets of the Company, including but not limited to cash and cash equivalents, accounts receivable, inventory and property and equipment. The interest rate may vary based on fluctuations in market rates. palmOne is subject to certain financial covenant requirements under the agreement.

As of August 29, 2003, the Company had entered into agreements to sell 1.2 million shares of its common stock under its universal shelf registration statement to a group of institutional investors at a price of $15.90 per share, with proceeds of approximately $19.1 million. The proceeds of the offering will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending their application, the net proceeds will be invested in interest bearing securities.

On October 28, 2003, the Company’s stockholders formally approved a plan that included the PalmSource distribution and the Handspring acquisition. Accordingly, the historical consolidated financial statements of palmOne have been retroactively adjusted to account for PalmSource as discontinued operations for all periods presented in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The discontinued operations data reflects the historical assets and liabilities, results of operations and cash flows of PalmSource, the Palm OS platform and licensing business segment of palmOne, as of and during each respective period presented. No gain or loss was recorded as a result of this transaction.

Loss from discontinued operations included PalmSource net revenues of $34.3 million, $26.4 million and $26.1 million for the years ended May 31, 2003, 2002 and 2001, respectively. For fiscal years 2003, 2002 and 2001, PalmSource net revenues include $11.2 million, $5.3 million and $1.2 million respectively, from Sony Corporation, a minority stockholder of PalmSource. Also included in loss from discontinued operations are allocated corporate expenses and historical consolidated separation costs that cease after the PalmSource distribution of $9.3 million, $1.5 million and $1.5 million for the years ended May 31, 2003, 2002 and 2001, respectively.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of its convertible note to PalmSource. The net assets of PalmSource reported as discontinued operations as of May 31, 2003 and 2002 were (in thousands):

	May 31, 2003	May 31, 2002
Cash and cash equivalents	$37,465	$30,688
Other current assets	20	477
Property and equipment, net	3,418	2,386
Goodwill	54,970	54,970
Intangible assets, net	976	5,917
Other assets	3,752	7,261
Current liabilities	(12,570)	(9,161)
Deferred revenue and other liabilities	(13,329)	(13,972)
Long-term convertible debt	(15,000)	(15,000)
Redeemable convertible preferred stock	(20,000)	—

Net assets of discontinued operations	$39,702	$63,566

On October 29, 2003, palmOne effected the acquisition of Handspring, a leading provider of smartphones and communicators, exchanging 0.09 of a share of palmOne common stock for each outstanding share of Handspring common stock and assuming outstanding options and warrants to purchase Handspring common stock based on this same exchange ratio. The goal of the Handspring acquisition was to enhance palmOne’s competitive position in the wireless handheld market and strengthen relationships with strategic carriers, allowing the Company to broaden its product offering and achieve certain cost synergies. palmOne derived the exchange ratio for the acquisition based on an arm’s length negotiation. The Handspring acquisition resulted in the issuance of approximately 13.6 million shares of palmOne common stock. The purchase price of $249.9 million is comprised of (a) approximately $209.2 million representing the fair value of palmOne common stock issued to former Handspring stockholders, (b) $28.0 million representing the estimated fair value of Handspring options and warrants assumed using the Black-Scholes option valuation methodology, (c) $6.5 million of direct transaction costs and (d) $6.2 million of other liabilities directly related to the acquisition. The fair value of the palmOne common stock issued was determined using a per share price based upon the closing prices of palmOne common stock within a range of trading days beginning with the first trading day subsequent to the PalmSource distribution (October 29, 2003 – November 4, 2003), or $15.4060 per share. The fair value of the vested options assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 1.30%, volatility of 100%, a term of 1.00 years and a dividend yield of 0%. The fair value of the unvested options assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 2.36%, volatility of 100%, a term of

3.00 years and a dividend yield of 0%. The fair value of the warrants assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 3.24%, volatility of 100%, a term of 4.25 years and a dividend yield of 0%.

The $6.2 million of other liabilities directly related to the Handspring acquisition includes $1.8 million related to workforce reductions primarily in the United States, of approximately 50 Handspring employees, $3.7 million related to Handspring facilities not intended for use for palmOne operations and therefore considered excess, and $0.7 million related to other miscellaneous charges incurred as a result of the acquisition which will not benefit palmOne in the future.

The Handspring acquisition was accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill related to the acquisition is not amortized and will be tested at least annually for impairment. The goodwill for the Handspring acquisition is not deductible for tax purposes.

The purchase price of this business combination was allocated to tangible assets net of assumed liabilities and to identifiable intangible assets based on the valuation, generally using a discounted cash flow approach, of contracts and customer relationships, customer backlog, product technology, trademarks and non-compete covenants as follows (in thousands):

	Amortization period	Amount
Net tangible assets:
Current assets		$40,591
Property and equipment		3,370
Other assets		15,403

Total assets acquired		59,364
Total liabilities assumed		(72,870)

Net tangible liabilities assumed		(13,506)
Deferred stock-based compensation		2,233
Goodwill		241,512
Intangible assets:
Contracts and customer relationships	24 months	11,900
Customer backlog	4 months	4,200
Product technology	24 months	1,800
Trademarks	24 months	1,400
Non-compete covenants	24 months	400

Total purchase price		$249,939

The following unaudited pro forma financial information presents the combined results of operations of palmOne and Handspring as if the Handspring acquisition had occurred as of the beginning of the periods presented. Due to different historical fiscal period ends for palmOne and Handspring, the results combine palmOne’s fiscal years ended May 31 with Handspring’s fiscal years ended June 30.

This unaudited pro forma financial information includes an adjustment of $12.9 million to the combined results of operations for each of the years ended May 31, 2003, 2002 and 2001, reflecting amortization of purchased intangible assets and deferred stock based-compensation that would have been recorded if the acquisition had occurred at the beginning of each of the periods presented. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of palmOne that would have been reported had the acquisition been completed as of the beginning of each of the periods presented, and should not be taken as representative of the future consolidated results of operations or financial condition of palmOne. Unaudited pro forma results for the years ended May 31, 2003, 2002 and 2001 were (in thousands):

	Years Ended
	2003	2002	2001
Pro forma revenues	$984,893	$1,245,039	$1,904,114
Pro forma net loss	$(560,697)	$(160,814)	$(469,496)
Pro forma net loss per share, basic and diluted	$(13.15)	$(3.81)	$(11.21)

Shares used in computing per share amounts, basic and diluted	42,646	42,217	41,884

Quarterly Results of Operations (Unaudited)

The following tables present palmOne’s condensed operating results for each of the eight fiscal quarters in the period ended May 31, 2003. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with palmOne’s consolidated financial statements and the notes to those statements included herein. On October 15, 2002, palmOne effected a one-for-twenty reverse stock split. All share and per share information herein reflect this reverse stock split.

	Three Months Ended (in thousands, except per share data)
	May 31, 2003	February 28, 2003	November 30, 2002	August 31, 2002	May 31, 2002	February 28, 2002	November 30, 2001	August 31, 2001
Revenues	$217,146	$197,864	$257,902	$164,725	$226,394	$284,278	$284,712	$209,004
Cost of revenues *	159,674	150,792	188,021	127,392	145,016	189,657	201,327	155,534
Income (loss) from continuing operations	(10,355)	(165,748)	9,521	(251,273)	(19,286)	6,096	(23,174)	(28,787)
Loss from discontinued operations	(4,666)	(6,588)	(6,001)	(7,472)	(8,191)	(3,148)	(2,034)	(3,644)
Net income (loss)	(15,021)	(172,336)	3,520	(258,745)	(27,477)	2,948	(25,208)	(32,431)
Net income (loss) per share -
Basic:
Continuing operations	$(0.35)	$(5.70)	$0.33	$(8.67)	$(0.67)	$0.21	$(0.82)	$(1.01)
Discontinued operations	(0.16)	(0.23)	(0.21)	(0.26)	(0.28)	(0.11)	(0.07)	(0.13)

	$(0.51)	$(5.93)	$0.12	$(8.93)	$(0.95)	$0.10	$(0.89)	$(1.14)

Diluted:
Continuing operations	$(0.35)	$(5.70)	$0.33	$(8.67)	$(0.67)	$0.21	$(0.82)	$(1.01)
Discontinued operations	(0.16)	(0.23)	(0.21)	(0.26)	(0.28)	(0.11)	(0.07)	(0.13)

	$(0.51)	$(5.93)	$0.12	$(8.93)	$(0.95)	$0.10	$(0.89)	$(1.14)

Shares used in computing per share amounts -
Basic	29,180	29,082	29,046	28,968	28,937	28,838	28,423	28,361
Diluted	29,180	29,082	29,086	28,968	28,937	28,869	28,423	28,361

*	Cost of revenues includes ‘cost of revenues’, ‘cost of revenues—charge (benefit) for special excess inventory and related costs’ and the applicable portion of ‘amortization of intangible assets and deferred stock-based compensation’.

palmOne, Inc.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years Ended May 31, 2003, 2002 and 2001

(in thousands)

For the year ended May 31, 2003:	Balance at beginning of period	Additions (Deductions) charged to costs and expenses	Deductions	Balance at end of period
Allowance for doubtful accounts	$8,485	$862	$(4,712)	$4,635
Product return reserve	25,996	38,781	(44,782)	19,995
Product warranty	30,008	27,529	(39,626)	17,911

For the year ended May 31, 2002:	Balance at beginning of period	Additions (Deductions) charged to costs and expenses	Deductions	Balance at end of period
Allowance for doubtful accounts	$14,899	$(4,806)	$(1,608)	$8,485
Product return reserve	41,136	75,537	(90,677)	25,996
Product warranty	40,995	45,666	(56,653)	30,008

For the year ended May 31, 2001:	Balance at beginning of period	Additions (Deductions) charged to costs and expenses	Deductions	Balance at end of period
Allowance for doubtful accounts	$6,810	$8,728	$(639)	$14,899
Product return reserve	19,042	120,373	(98,279)	41,136
Product warranty	30,984	82,784	(72,773)	40,995